June 21, 2021 Ben Clouse Dear Ben: We have enjoyed our discussions with you and are excited to have you join the CrossFirst team! Details of this offer of employment are as follows: Position: Chief Financial Officer Reporting to: Mike Maddox, President and CEO, CrossFirst Bankshares, Inc. Start Date: July 12, 2021 Status: Exempt, Full Time Base Compensation: Rate of pay will be $ 17,500.00 and paid semi-monthly, which annualizes to $ 420,000.00. Annual Incentive Plan: For the 2021 Plan year and beyond, you will have an Annual Incentive Plan opportunity of up to 50% of your Annual Base Compensation. Your 2021 opportunity will be prorated based on your date of hire. Equity Incentive Plan: An initial time-based restricted stock unit (RSU) award of 5,000 shares vesting over three years to be awarded in July 2021. An award of 25,000 Stock Appreciation Rights (SARs) with a grant date fair value based on the date of the award. For awards granted after 2021, you will have an Equity Incentive opportunity of 40% of your Annual Base Compensation. Your awards will be a mix of 1/2 performance-based awards and 1/2 time-based RSUs. Benefits: Medical, Dental, Vision and Life Insurance, Short and Long-Term Disability coverage, Individual Disability coverage, 401(k) Plan, Employee Assistance Program, Cell Phone reimbursement, and other necessary business tools, and normal and customary business expense reimbursement. Executive Severance Plan: Provides financial protection in event of job loss or Change in Control or Potential Change in Control. Plan details to be provided separately. Vacation: Reasonable vacation as approved by your manager.

Auto Allowance: Amount of $600.00 per month, paid semi-monthly, which annualizes to $7,200.00. Investment: Executive-level Partnership investment of a minimum of $400,000, within three years of employment. The offer is contingent upon: • Successful completion of a background and credit check and the ability to demonstrate legal eligibility to work in the United States. In addition, by accepting this offer of employment, you agree that you have disclosed all obligations you have to former employers, including, but not limited to, non-compete or non- solicitation agreements. You further agree that you have provided a copy of any such agreements to the Talent Acquisition Manager. To the extent you have any obligations to a former employer, you are responsible for upholding and abiding by those agreements. Please note, all of our equity grants are made by the Compensation Committee. Any equity award referenced herein can be changed based on the Compensation Committee’s discretion. All equity awards are also subject to the terms of our 2018 Omnibus Equity Incentive Plan and all annual incentives to our Annual Incentive Plan. Your primary duties will be to lead all financial and fiscal management aspects as well as significantly contribute to the strategic planning and direction of CrossFirst. We are excited to have you become an integral part of the team and look forward to the positive contributions you will bring to CrossFirst. Upon acceptance of this contingent offer, please return a signed copy of this letter and return to me. This offer becomes null and void if not signed and returned to us by June 21, 2021. Please contact us immediately with any questions you have regarding this offer of employment. Sincerely, Mike Maddox President and CEO CrossFirst Bankshares, Inc. By signing below, I accept this job offer as stated above. ______________________________ June 21, 2021 Signature Date Ben Clouse